EXHIBIT 21.1

SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

	STATE or JURISDICTION of INCORPORATION	PERCENT of OWNERSHIP
Natus Medical Incorporated	Delaware
Bio-logic Systems Corp. *	Illinois	100%
Deltamed S.A.	France	100%
Fischer-Zoth Diagnosesysteme GmbH	Germany	100%
Natus Acquisition Corporation d/b/a Neometrics	Delaware	100%
Olympic Medical Corp. *	Washington	100%
Excel Tech Ltd.	Canada	100%

*	Effective December 31, 2007 the Company merged Bio-logic Systems Corp. and Olympic Medical Corp. into Natus Medical Incorporated.